UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2020

TIPTREE INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue	13th Floor	New York	NY	10171
(Address of Principal Executive Offices)				(Zip Code)

(212) 446-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TIPT	NASDAQ	Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On October 16, 2020, South Bay Financial Corporation (“SBAC”) and South Bay Funding LLC (“SBF”; together with SBAC (the “Borrowers”), subsidiaries of Fortegra Financial Corporation (“Fortegra”) ( a subsidiary of Tiptree Inc.), entered into a three-year $75.0 million secured credit agreement (the “Credit Agreement”) with the lenders from time to time party thereto and Fifth Third Bank, National Association (“Fifth Third” or the “Administrative Agent”), as the administrative agent. The Credit Agreement provides for a $20.0 million revolving credit facility to SBAC (the “SBAC Credit Facility”) and a $55.0 million revolving credit facility to SBF (together with the SBAC Credit Facility, collectively, the “Credit Facility”), in each case, subject to availability under the borrowing base applicable to SBAC or SBF, as applicable, with a sub-limit of $2.0 million for swing loans to SBAC and a sub-limit of $5.5 million for swing loans to SBF. The Credit Agreement is secured by substantially all of the assets of the Borrowers. The obligations under the Credit Agreement are non-recourse to Fortegra and its subsidiaries (other than SBAC and its subsidiaries).

At the Borrowers’ election, no later than 30 days prior to the maturity date, the Borrowers may request that the aggregate principal amount of the revolving loans outstanding be converted into a term loan having a one-year maturity and quarterly amortization payments so long as at such time .no default or event of default then exists and all representations and warranties are true and correct.

At the Borrowers’ election, borrowings under the Credit Facility will bear interest either at the base rate plus an applicable interest margin or the adjusted LIBOR rate plus an applicable interest margin; provided, however, that all swing loans will be, at the applicable Borrower’s election, base rate loans or loans bearing interest at a rate quoted by Fifth Third. The base rate is a fluctuating interest rate equal to the highest of: (a) Fifth Third’s publicly announced prime lending rate; (b) the federal funds rate plus 0.50%; and (c) the adjusted LIBOR rate, determined on a daily basis, plus 1.0%. The adjusted LIBOR rate is the rate per annum obtained by dividing (i) the then applicable Daily LIBOR Rate (as defined in the Credit Agreement), provided that the Daily LIBOR Rate shall not be less than 0.50%, by (ii) a percentage equal to 1.00 minus the Reserve Percentage (as defined in the Credit Agreement). The applicable interest margin for base rate loans is 1.75% per annum, and the applicable interest margin for LIBOR rate loans is 2.75% per annum. If converted to a term loan, the applicable interest margin for base rate loans is 2.25% per annum, and the applicable interest margin for LIBOR rate loans is 3.25% per annum. In addition to interest payable on the principal amount of revolving loans and term loans, as applicable, outstanding from time to time under the Credit Agreement, the Borrowers are required to pay an unused line fee, payable quarterly in arrears, at a rate of 0.25% per annum of the unused amount of the Credit Facility.

The Credit Agreement contains customary representations, warranties and affirmative and negative covenants of the Borrowers for the benefit of the lenders, including, among others, covenants placing limitations on the Borrowers and their subsidiaries with respect to liens, incurrence of indebtedness, mergers and ongoing financial ratios (the “Financial Covenants”) and the Borrower’s ability to pay dividends or make other distributions with respect to the stock issued by SBAC. The Borrowers may use the proceeds of the borrowings under the Credit Facility for working capital, capital expenditures, permitted acquisitions and other general corporate purposes. The Financial Covenants consist of:

•A minimum Interest Coverage Ratio (as defined in the Credit Agreement) of 2.00:1.00, tested on a quarterly basis at the end of each quarter; and
•A maximum Tangible Net Worth Ratio (as defined in the Credit Agreement) of 5.00:1.00, tested on a quarterly basis at the end of each quarter.

Events of default under the Credit Agreement include, among other things: failure to pay any principal, interest or fees due under the Credit Agreement prior to the expiration of any applicable grace period; a default in the performance of any covenant in the loan documents that is not timely cured; a materially false representation or warranty made in connection with the Credit Agreement by the Borrower; a change of control; and the Borrower’s bankruptcy, insolvency or dissolution.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
    The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

10.1
Credit Agreement, dated as of October 16, 2020 by and among South Bay Financial Corporation, South Bay Funding LLC, the lenders from time to time party thereto and Fifth Third Bank, National Association as the administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE INC.

Date:	October 21, 2020	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer